Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MMA MEDIA INC.

                                                MMA Media Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1.                                       The Corporation’s name is MMA Media Inc.  The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 29, 2006, as amended by a Certificate of Amendment filed with the Secretary of State of the State of Delaware effective on June 5, 2007.

2.                                       This Amended and Restated Certificate of Incorporation restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation.

3.                                       The text of the Corporation’s Certificate of Incorporation is amended and restated to read as set forth in Exhibit A attached hereto.

4.                                       This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

5.                                       This Amended and Restated Certificate of Incorporation shall be effective on February 5, 2008.

                                                IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Michael Kurdziel, its Chief Executive Officer, as of January 30, 2008.

MMA MEDIA INC.

By:	/s/ Michael Kurdziel
Michael Kurdziel
Chief Executive Officer

EXHIBIT A

ARTICLE ONE

                The name of the Corporation is China Energy Recovery, Inc. (hereinafter called the “Corporation”).

ARTICLE TWO

                The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, in the County of New Castle, and the name of the registered agent of the Corporation for service of process at such address is The Corporation Trust Company (or such other registered office and registered agent as the Board of Directors may from time to time select).

ARTICLE THREE

                The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

                Section 1.  Authorized Shares.  The total number of shares of capital stock which the Corporation shall have authority to issue is 100,000,000 shares of common stock, $0.001 par value per share (“Common Stock”), and 50,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock”).

                Section 2.  Common Stock.  Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation (as defined below), the holders of Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

                Section 3.  Preferred Stock.  The Board of Directors is expressly granted authority to issue shares of Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the General Corporation Law of the State of Delaware.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

ARTICLE FIVE

                The Corporation is to have perpetual existence.

ARTICLE SIX

                The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE SEVEN

                No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director.  Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.  If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.  Any repeal or modification of this Article Seven shall not adversely affect any right or protection of a director or former director existing under this Article Seven with respect to any act or omission occurring prior to such repeal or modification.

ARTICLE EIGHT

                Section 1.  Nature of Indemnity.  Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that such person (or a person of which such person is the legal representative) is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, fiduciary or agent or in any other capacity while serving as a director, officer, employee, fiduciary or agent, shall be indemnified and held harmless by the Corporation to the fullest extent which it is empowered to do so by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) against all expense, liability and loss (including attorney’s fees actually and reasonably incurred by such person in connection with such proceeding, judgments, fines and amounts paid in settlement) and such indemnification shall inure to the benefit of such person’s heirs, executors and administrators; provided, however, that except as provided in Section 2 of this Article Eight, the Corporation shall not indemnify any such person in connection with a proceeding initiated by such person unless such proceeding was authorized by the Board of Directors.  The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

                Section 2.  Procedure for Indemnification of Directors and Officers.  Any indemnification of a director or officer of the Corporation under Section 1 of this Article Eight or advance of expenses under Section 5 of this Article Eight shall be made promptly and, in any event within 30 days, upon the written request of the director or officer.  If a determination by the Corporation that the director of officer is entitled to indemnification pursuant to this Article Eight is required, and the Corporation fails to respond within 30 days to a written request for indemnity, the Corporation shall be deemed to have approved the request.  If the Corporation denies a written request for indemnification or advancing of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by this Article Eight shall be enforceable by the director or officer in any court of competent jurisdiction.  Such person’s costs and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation.  It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of such defense shall be on the Corporation.  Neither the failure of the Corporation (including the Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because such person met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

                Section 3.  Nonexclusivity of Article Eight.  The rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article Eight shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

                Section 4.  Insurance.  The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, whether or not the Corporation would have the power to indemnify such person against such liability under this Article Eight.

                Section 5.  Expenses.  Unless the Board of Directors shall have determined that a person described in Section 1 of this Article Eight has failed to meet the applicable standard of conduct for indemnification under the General Corporation Law of the State of Delaware, expenses incurred by such person in defending a proceeding shall be paid by the Corporation in advance of such proceeding’s final disposition upon receipt of an undertaking by or on behalf of such person to repay such amounts if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation.  Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

                Section 6.  Employees and Agents.  Persons who are not covered by the foregoing provisions of this Article Eight and who are or were employees or agents of the Corporation, or who are or were serving at the request of the Corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the Board of Directors.

                Section 7.  Contract Rights.  The provisions of this Article Eight shall be deemed to be a contract right between the Corporation and each director or officer who serves in any such capacity at any time while this Article Eight and the relevant provisions of the General Corporation Law of the State of Delaware or other applicable law are in effect, and any repeal or modification of this Article Eight or any such law shall not affect any rights or obligations then existing with respect to any state of facts or proceeding then existing.

                Section 8.  Merger or Consolidation.  For purposes of this Article Eight, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article Eight with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

ARTICLE NINE

                The Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and, except as provided in Section 7 of Article Eight, all rights conferred upon stockholders and directors are granted subject to such reservation.

ARTICLE TEN

                The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of the Corporation, except as may be otherwise be provided in the Bylaws.

**********